                                                                 EXHIBIT 4(e)



                          AGREEMENT AND AMENDMENT NO. 3

                          DATED AS OF DECEMBER 18, 1996

                                       TO

       REVOLVING CREDIT FACILITY AGREEMENT DATED AS OF SEPTEMBER 13, 1995

                                     BETWEEN

                     MANUFACTURERS AND TRADERS TRUST COMPANY

                                       AND

                                TRANSMATION, INC.














                                             Underberg & Kessler
                                             Attorneys for Manufacturers and
                                                Traders Trust Company
                                             1800 Chase Square
                                             Rochester, New York 14604
                                             Michael C. Dwyer, Esq.
                                             Telephone:  (716) 258-2825


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                          AGREEMENT AND AMENDMENT NO. 3
                                       TO
                       REVOLVING CREDIT FACILITY AGREEMENT


         This AGREEMENT AND AMENDMENT NO. 3 to REVOLVING CREDIT FACILITY AGREEMENT is made as of November 22, 1996, by and between MANUFACTURERS AND TRADERS TRUST COMPANY ("Bank"), a domestic corporation with an office and principal place of business located at One M&T Plaza, Buffalo, New York 14240, and TRANSMATION, INC. ("Borrower"), an Ohio corporation authorized to do business in New York State, with an office and principal place of business located at 977 Mt. Read Blvd., Rochester, New York 14606.

                                 R E C I T A L S

          R1. On or about September 13, 1994, Bank and Borrower entered into a Revolving Credit Facility Agreement, which was amended pursuant to (i) Amendment No. 1 to a Revolving Credit Facility Agreement, dated September 14, 1994 ("Amendment No. 1"), (ii) Amendment No. 1 to an Existing Revolving Credit Facility Agreement, dated September 8, 1995 ("Amendment"), and (iii) Agreement and Amendment No. 2 to An Existing Revolving Credit Facility Agreement dated December 15, 1995 ("Amendment No. 2"). Such Revolving Credit Facility Agreement, as amended by Amendment No. 1, the Amendment and Amendment No. 2, is hereinafter referred to as the Credit Agreement.

          R2. Borrower owns real property located on Calkins Road in Henrietta, New York, as more particularly described in EXHIBIT 1.20 (the "Calkins Road Property"), and the Calkins Road Property is subject to the negative pledge agreement between Borrower and Bank dated September 13, 1994 (the "Negative Pledge Agreement") as well as the unrecorded Mortgage (as such term is defined in SECTION 3.5 to the Credit Agreement), the Negative Pledge Agreement and the Mortgage having been executed and delivered by Borrower to Bank pursuant to the requirements of SECTION 3.5 of the Credit Agreement. Borrower desires to sell the Calkins Road Property, which consists of vacant land, and the Bank wishes to consent to such sale and to the release of the Calkins Road Property from the Negative Pledge Agreement and the Mortgage.

          R3. On March 28, 1996, the Bank delivered a letter to the Borrower pursuant to which the Bank consented to Borrower's execution and performance of its obligations under a Stock Purchase Agreement with E. Lee Garelick and James
N. Wurtz, pursuant to which Borrower acquired all of the issued and outstanding stock of Altek Industries, Inc.("Altek"), subject to the conditions set forth therein (the "Altek Consent Letter").

          R4. Bank and Borrower desire to make certain changes to the Credit Agreement, which changes are set forth below.
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          NOW, THEREFORE, in consideration of the promises set forth below, Bank and Borrower hereby agree as follows:

          1. DEFINITIONS. Except as otherwise set forth herein, as used in this Agreement and Amendment No. 3 (the "Amendment No. 3"), the terms defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

         2. AMENDMENTS. The Credit Agreement is hereby amended as set forth below:

         2.1 NEW DEFINITIONS. The following definitions are added to SECTIONS 1.37 AND 1.38 of the Credit Agreement:

                  1.37 "Amendment No. 1" shall mean Amendment No. 1 to a
                       Revolving Credit Facility dated September 14, 1994.

                  1.38 "Amendment No. 3" shall mean Agreement and Amendment No.
                       3 to Revolving Credit Agreement dated as of November
                       22, 1996.

         2.2 AMENDED DEFINITIONS. SECTIONS 1.4 (the first sentence
                       only), 1.17, 1.19, 1.20, 1.22, 1.35 AND 1.36 are
                       amended to read as follows:

                  1.4 The term "Borrowing Base" shall mean the sum of 80% of Borrower's Eligible Accounts and 50% of Borrower's Eligible Inventory, subject to a maximum of $2,000,000.00 in Eligible Inventory.

                  1.17 The term "Maximum Credit" shall mean $10,000,000.00. At any time that Bank in its sole discretion notifies Borrower in writing that it is reinstituting a formula-based Revolver, then from the date of Bank's notice to Borrower, the term "Maximum Credit" shall mean the lesser of $10,000,000.00 or the then current Borrowing Base.

                  1.19 "Note" shall mean the Grid Note executed by Borrower pursuant to SECTION 2.1.2 of the Agreement, as extended, supplemented, modified, amended or replaced from time to time.

                  1.20 "Real Property" shall mean real property owned by Borrower at 977 Mt. Read Boulevard, Rochester, New York, as more particularly described in EXHIBIT 2.2 to Amendment No. 3, and all references in the Credit Agreement to "EXHIBIT 1.20" shall be deemed to refer to EXHIBIT 2.2 to Amendment No. 3.

                  1.22      "Revolver Expiration Date" shall mean August 1,
                            1999.

                  1.35 "LIBOR Loan" means a loan made by Bank under the Revolver which accrues interest for the selected interest period at the LIBOR Rate.

                  1.36 "LIBOR Rate" means, for the selected Interest Period for a LIBOR Loan, the LIBOR Base Rate plus 2.25% per annum.

              2.3 REVOLVER.  SECTION 2.1 is amended to read as follows:

         "2.1  REVOLVER
               2.1.1 Bank hereby establishes for Borrower a Revolver, the unpaid principal balance of which shall not at any time exceed the Maximum Credit. Within such limit, Borrower may borrow, repay and reborrow, for working capital purposes only, through the Revolver Expiration Date, provided that the following conditions are met at the time of each borrowing request:

                  2.1.1.1 Borrower is not in default under this Agreement, and no condition exists or would be created by such borrowing which, with notice, lapse of time or both, would constitute a default under this Agreement.

                  2.1.1.2 All representations and warranties contained in
SECTION 4 of this Agreement and elsewhere in the Agreement and/or in any Document are true and correct as of the date of the requesting borrowing.

               2.1.2 Unless sooner accelerated, all loans made under this Revolver shall be repayable on the Revolver Expiration Date, pursuant to the terms of Borrower's Note, which shall be in the form of EXHIBIT 2.3 to Amendment No. 3, with blanks appropriately completed.

              2.1.3 Each borrowing under this Revolver shall be processed by debiting this Revolver and crediting Borrower's checking account with Bank for the amount of the borrowing or otherwise making the loan proceeds available to Borrower. The loan shall be deemed made immediately upon the crediting of the loan proceeds to Borrower's checking account with Bank or by Bank otherwise making the loan proceeds available to Borrower.

               2.1.4 So long as Bank receives notice of a proposed borrowing, other than a LIBOR Loan borrowing, by 1:00 p.m. on a Business Day, and the conditions precedent set forth in SECTIONS 2.1.1.1 AND 2.1.1.2 are satisfied, Bank will make advances duly authorized and permitted under this Revolver available to Borrower by crediting Borrower's checking account maintained at Bank's main office on that date. If Bank receives notice of a proposed borrowing, other than a LIBOR Loan borrowing, after 1:00 p.m. on a Business Day and such conditions precedent are satisfied, it will endeavor to make the advance available on that date, but if Bank is unable to do so, Bank will make the advance to Borrower by crediting Borrower's checking account maintained at Bank's office no later than 10:00 a.m. of the next Business Day.

               2.1.5 Except as provided in SECTION 2.1.7 and except for LIBOR Loans, which shall accrue interest as specified in SECTION 2.1.6 below, the unpaid principal balance of the Note shall at all times prior to acceleration, accrue interest at the floating rate of Bank's Prime Rate per annum. In the event there is a change in Bank's Prime Rate, the change in the accruing interest rate on the portion of the unpaid principal balance of the Note not accruing interest at a LIBOR Rate shall be effective on the day when the change in Bank's Prime Rate is made by Bank, without notice to Borrower.

               2.1.6 So long as the conditions precedent set forth in SECTIONS
2.1.1.1 AND 2.1.1.2 are satisfied at the time of the request, Borrower may on two Business Days' (or less notice, at Bank's sole option) prior written notice to Bank, request an advance under the Revolver that shall accrue interest at the applicable LIBOR Rate for a designated Interest Period, or Borrower may convert all or a portion of the unpaid principal balance of the Note then accruing interest at the floating rate of Bank's Prime Rate, to a LIBOR Loan for the selected Interest Period, or Borrower may renew a LIBOR Loan at the end of an Interest Period at a LIBOR Rate determined by Bank for an additional designated Interest Period. The written notice from Borrower shall specify the requested amount of the LIBOR Loan plus the requested Interest Period. Once Borrower requests a LIBOR Loan, the request shall be irrevocable. Upon receipt of the written request, Bank shall determine the LIBOR Base Rate for the designated Interest Period. After Bank determines the LIBOR Base Rate, Bank shall notify Borrower of the LIBOR Rate for the requested LIBOR Loan. At the end of an Interest Period, unless Borrower has timely requested in writing to renew the LIBOR Loan at a new LIBOR Rate for an additional specified Interest Period, the LIBOR Loan shall thereafter automatically accrue interest at the floating rate of Bank's Prime Rate per annum. Unless required pursuant to SECTION 2.1.7, principal on a LIBOR Loan may not be prepaid in whole or in part prior to the end of the Interest Period for such LIBOR Loan without the prior written consent of Bank. Bank may, at its sole option, refuse to allow such prepayment or allow such prepayment upon payment to Bank of a prepayment premium satisfactory to Bank.

               2.1.7 In the event that the unpaid principal balance of the Note at any time exceeds the Maximum Credit for any reason, including but not limited to a change in the Borrowing Base and/or a decrease in the value of Eligible Accounts Receivable and/or Eligible Inventory, then Borrower shall, without notice, demand or protest, pay to Bank within ten days of the date the unpaid principal balance of the Note exceeds the Maximum Credit, a sum sufficient to reduce the principal balance of the Note to an amount equal to or less than the Maximum Credit. Any unpaid principal balance of the Note which is in excess of the Maximum Credit shall, until such excess is paid in full, or until Bank accelerates payment of the Note, accrue interest at the floating rate of Bank's Prime Rate plus 3% per annum. Any principal payment required pursuant to this
SECTION 2.1.7 shall be applied, to the extent possible, in such a way as to avoid prepaying any LIBOR Loan prior to the end of the then current Interest Period therefor. To the extent that such payment must be applied to prepay any such LIBOR Loan, the Borrower shall, on Bank's demand, pay a prepayment premium satisfactory to Bank.

               2.1.8 Payments of all accrued interest on the Note (whether such interest is accruing with reference to Bank's Prime Rate or at a LIBOR Rate), shall be due and payable on the first Business Day of each month, commencing January 2, 1996, and when Bank has accelerated payment of the Note, and on the Revolver Expiration Date, and when the Note is paid in full. All interest that accrues under the Revolver shall be computed on the basis of a 360 day year for the actual number of days elapsed, regardless of whether the loan is accruing interest with reference to Bank's Prime Rate or at a LIBOR Rate. If any payment due under the Note is not made within five days of the date when due, Borrower shall pay a late charge equal to the greater of 5% of the delinquent amount or $50.00, or Bank's then current late charge. In the event Bank accelerates payment of the Note, interest shall accrue on the unpaid principal balance of the Note (including the then unpaid principal balance of all LIBOR Loans), at the floating rate of Bank's Prime Rate plus 5.0% per annum, until the Note is paid in full.

               2.1.9 Bank is authorized to act on the telephone requests for borrowing and/or prepayment, of any person identifying himself as an Authorized Person and Borrower will be bound by such instructions. Borrower hereby indemnifies and holds Bank harmless from any liability (including Bank's reasonable attorneys' fees), which may arise as a result of Bank's good faith reliance on telephone requests for borrowing and/or prepayment from any person identifying himself as an Authorized Person.

               2.1.10 Borrower shall pay to Bank a commitment fee equal to 1/4 of 1% per annum (calculated on the basis of a 360 day year), on the daily average of the difference between the amount set forth in the first sentence of
SECTION 1.17 (subject to permanent reduction, as specified in SECTION 2.1.11 below), and the aggregate principal amount outstanding under the Revolver. This commitment fee shall be payable in arrears and calculated by Bank as of the first Business Day of each January (commencing January 2, 1996), April, July and October, on the Revolver Expiration Date and when payment of the Note is accelerated. The commitment fees shall be due and payable by Borrower within ten days of the date that Bank bills Borrower for the commitment fee.

               2.1.11 On five Business Days' written notice to Bank, Borrower may elect to reduce the amount set forth in the first sentence of SECTION 1.17 to a lesser amount selected by Borrower. Upon such election, the reduction shall be permanent and irrevocable, and if the then unpaid principal balance of the Note exceeds the revised Maximum Credit, Borrower shall immediately pay to Bank a sum sufficient to reduce the unpaid principal balance of the Note to the new Maximum Credit; provided, that if such prepayment is applied to any portion of the principal amount of any LIBOR Loan on a day other than the last day of the then current Interest Period for such Loan, Borrower shall not be permitted to make the reduction described in the first sentence of this SECTION 2.1.11.

         3. SALE OF CALKINS ROAD PROPERTY. The Bank hereby consents to Borrower's sale of the Calkins Road Property and agrees to waive the provisions of the Credit Agreement to the extent necessary to permit such sale. The Borrower and the Bank agree that the Calkins

Road Property is hereby released from the restrictions set forth in the Negative Pledge Agreement and the Bank agrees to execute such document as may be necessary to evidence such release. In addition, Borrower and the Bank agree that Schedule A attached to the Mortgage is hereby amended to delete therefrom the description of the Calkins Road Property contained therein, and the Bank shall replace such Schedule A with a new Schedule A describing only the Real Property owned by Borrower at 977 Mt. Read Boulevard, Rochester, New York, as more particularly described in EXHIBIT 2.2 to this Amendment No. 3.

         4. DOCUMENTS/ALTEK TRANSACTION. The parties agree that the following documents executed pursuant to the Altek Consent Letter are included within the definition of "Documents" as set forth in the Credit Agreement:

               4.1 Subordination Agreement dated as of April 3, 1996 by Bank, Borrower, E. Lee Garelick and James N. Wurtz.

               4.2 Continuing Guaranty dated April 3, 1996 and executed by Altek in favor of the Bank. Such Guaranty shall also be deemed a "Guaranty", and Altek shall be deemed a "Guarantor" as such terms are defined in the Credit Agreement.

               4.3 General Security Agreement dated April 3, 1996 and executed by Altek in favor of the Bank.

               4.4 Landlord/Mortgagee Waivers executed by 210 Commerce Drive, Inc. in favor of the Bank and dated April 3, 1996.

               4.5 All financing statements and other documents executed pursuant to the documents described in SECTIONS 4.1 THROUGH 4.4 above. The foregoing description shall not be deemed in any way to limit the definition of "Documents" as set forth in the Credit Agreement.

         5. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to the Banks that:

               5.1 CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Borrower of this Amendment No. 3 have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of its Subsidiaries; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of a Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or (f) cause the Borrower (or any Subsidiary) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.
               5.2 LEGALLY ENFORCEABLE AGREEMENT. This Amendment No. 3, all Documents previously executed, all Documents executed pursuant to this Amendment No. 3, and the Credit Agreement and Documents, as amended by this Amendment No. 3, are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement might be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

               5.3 NO DEFAULT. On and as of the date of this Amendment No. 3, and after giving effect to this Amendment No. 3, no event has occurred and is continuing which constitutes a default under SECTION 6 of the Credit Agreement or which, with the giving of notice or the passage of time or both would constitute such a default.

               5.4 REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in the Credit Agreement are, and the information set forth in EXHIBIT 3.1 is, true and correct as of the date of this Amendment No. 3 as if fully set forth herein.

               5.5 MATERIAL ADVERSE CHANGE. Since March 31, 1996, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Borrower or any of its Subsidiaries.

         6. EFFECTIVENESS. This Amendment No. 3 shall be of no force or effect unless and until all of the following conditions are met:

               6.1 COUNTERPARTS. The Borrower and the Bank have each received a counterpart of this Amendment No. 3 duly executed by the Borrower and the Bank.

               6.2 RESOLUTIONS. The Bank shall have received a certified copy of the resolutions of the board of directors of the Borrower in form and content reasonably satisfactory to the Agent, authorizing the execution, delivery and performance of this Amendment No. 3 and all Documents to be executed by Borrower in connection herewith.

               6.3 OPINION. The Bank shall have received an opinion of Harter, Secrest and Emery, counsel for the Borrower, in substantially the form of EXHIBIT 6.3 to this Amendment No. 3.

               6.4 NOTE. The Bank shall have received the Note duly executed by the Borrower.

               6.5 GUARANTORS' ACKNOWLEDGEMENTS. The Bank shall have received an Acknowledgement of Guaranties, in the form of EXHIBIT 6.5 to this Amendment No. 3, properly executed by each of the Borrower's subsidiaries.

               6.6 SUBORDINATING CREDITORS' ACKNOWLEDGEMENTS. Borrower shall have received an Acknowledgement of Subordinating Creditors, in the form of EXHIBIT 6.6 to this Amendment No. 3, executed by each of Messrs. E. Lee Garelick and James N. Wurtz.

         7. BANK'S EXPENSES. Borrower agrees to pay the Bank for all costs, expenses and charges (including, without limitation, fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) incurred by the Bank in connection with the negotiation, preparation and execution of this Amendment No. 3 and the documents executed in connection herewith.

         8. MISCELLANEOUS. Except as expressly provided in this Amendment No.
3, the Credit Agreement and each of the Documents shall remain unchanged and in full force and effect, except that each reference in the Credit Agreement, in the Note, and in any of the other Documents, and in any agreements, certificates and notices simultaneously herewith or hereafter executed under or pursuant to the Credit Agreement or the other Documents, to the "Credit Agreement", "this Agreement", "hereof", "herein" and similar terms referring to the Credit Agreement, shall be deemed to refer to the Credit Agreement as amended by this Amendment No. 3.

         This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of New York, and may not be amended or terminated orally. Any litigation involving this Amendment No. 3 and/or the Credit Agreement and/or any of the Documents shall at Bank's sole option, be triable only in a court located in Monroe County, New York. BORROWER WAIVES THE RIGHT TO A JURY TRIAL IN ANY LITIGATION OF ANY NATURE OR KIND IN WHICH BORROWER AND BANK ARE PARTIES. No other Entity is a third party beneficiary of this jury trial waiver. Borrower also waives the right to require Bank to post an undertaking in any action commenced by Bank against Borrower, or in any action in which Bank and Borrower are both parties, including but not limited to an action under
Article 71 of the CPLR.

         The section headings in this Amendment No. 3 are inserted for convenience only and shall not be a part of this instrument.

         This Amendment No. 3 may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, Bank and Borrower have executed this Amendment No. 3 on the date first written above.

                           MANUFACTURERS AND TRADERS TRUST COMPANY


                           By:
                              --------------------------------------------
                              J. Theodore Smith
                              Vice President



                           TRANSMATION, INC.

                           By:
                              -----------------------------------------------
                                 Robert G. Klimasewski
                                 President



STATE OF NEW YORK )
COUNTY OF MONROE  ) ss:

         On this ______ day of ____________, 1996, before me personally came J. Theodore Smith, to me known, who, being by me duly sworn, did depose and say that he is an Assistant Vice President of MANUFACTURERS AND TRADERS TRUST COMPANY, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                    --------------------------------
                                            Notary Public


STATE OF NEW YORK )
COUNTY OF MONROE  ) ss:

         On this ______ day of ____________, 1996, before me personally came J. Robert G. Klimasewski, to me known, who, being by me duly sworn, did depose and say that he is President of TRANSMATION, INC., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                    --------------------------------
                                            Notary Public